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                                                                     EXHIBIT 6.7


                           PRIVILEGED AND CONFIDENTIAL

                 MUTUAL RELEASE, WAIVER AND SETTLEMENT AGREEMENT


         THIS Mutual Release, Waiver and Settlement Agreement (the "Agreement") is entered into by and between MegaWorld, Inc., a Delaware corporation ("MegaWorld"), Fairway Beech Corporation, a New Jersey Corporation ("Fairway"), ITM Group, Inc., a New Jersey Corporation ("ITM"), 1-900 USA, Inc., a __________ corporation ("1-900 USA"), ITS Telephony, Inc., a Nevada corporation ("ITS"), Fred Simon, an individual residing in New Jersey, ("Simon") Nathan Berkowitz, an individual residing in New Jersey, ("Berkowitz"), and Kent Terpe, an individual residing in New Jersey, ("Terpe") (collectively, the "Parties"), who together make the following recitations and agreements:

                                 R E C I T A L S

         WHEREAS, 1-900 USA and Fairway entered into a Joint Venture Agreement dated December 18, 1997, as amended (this Joint Venture Agreement and all amendments thereto shall be referred to herein collectively as the "1-900 Agreement") pursuant to which Fairway would assist 1-900 USA in developing "Direct Dial-One Plus" and telephony via the use of the Internet and other telephony services; and

         WHEREAS, MegaWorld, Terpe, Berkowitz and Simon entered into an Agreement on June 4, 1998, together with any amendments related thereto, if any (the "Revenue Agreement") establishing revenue targets for the 1-900 Agreement; and

         WHEREAS, MegaWorld, Fairway and ITM entered into a Joint Venture Agreement dated July 10, 1998, as amended (this Joint Venture Agreement and all amendments thereto shall be referred to herein collectively as the "Joint Venture Agreement") pursuant to which Fairway and ITM would assist MegaWorld in developing the "Direct Dial-One Plus" and telephony via the use of the Internet and other telephony services; and

         WHEREAS, ITS was the corporation through which the activities of the Joint Venture Agreement would be conducted; and

         WHEREAS, in connection with the Joint Venture Agreement, the Revenue Agreement and the 1-900 Agreement (collectively, together with any and all related agreements or amendments thereto, whether written or verbal, the "ITS Agreements"), Terpe, Berkowitz and Simon each received 550,000 shares of Common Stock of MegaWorld (the "Shares") in addition to which Terpe received other compensation and expense reimbursement (Simon and Berkowitz received none); and



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         WHEREAS, the Parties desire to cancel and terminate the ITS Agreements and release all Parties from their obligations under the ITS Agreements and any and all agreements, whether written or verbal, related thereto.

         NOW, THEREFORE, in consideration of the premises, representations, promises and covenants set forth herein, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

         1. All obligations of the Parties, if any, arising under the ITS Agreements are hereby satisfied, discharged, canceled and terminated in all respects.

         2. Terpe, Berkowitz and Simon shall retain their respective Shares; provided, that in consideration of this Agreement, each of Terpe, Berkowitz, and Simon (collectively, the "Terpe Shareholder Group") agree (the "Lockup Agreements") that they shall not for a period of 24 months after execution of this Agreement, directly or indirectly, offer to sell, assign, pledge, issue, distribute, sell, contract to sell, grant any option or enter into any contract for the sale of, or otherwise voluntarily transfer or dispose of, or announce any offer, sale, grant of any option to purchase or other transfer or disposition or, any of their respective Shares; except when a person(s) or entity (entities) with whom the Terpe, Berkowitz and Simon wishes to assign, pledge, issue and or distribute stock to signs an Agreement, acceptable to MegaWorld agreeing to abide by the terms of this "Lockup Agreement". This agreement must be approved by MegaWorld prior to consummation of the transaction, and provided further, that beginning six (6) months after the date of this Agreement, MegaWorld shall, upon written request of any one of the Terpe Shareholder Group, release from their respective Lockup Agreement for sale by such shareholder up to 15,000 Shares per fiscal quarter. In addition beginning with the execution of this Agreement, Terpe shall be permitted to sell 15,000 shares per month (45000 shares per quarter) for six months for a total of 90,000 shares and Berkowitz shall be permitted to sell 5000 shares per month (15000 per quarter) for six months for a total of 30000 shares. For each quarter, Terpe and/or Berkowitz can accumulate the shares and may pledge or assign them should they not to sell them. Further, Terpe will immediately receive upon executing this Agreement, an additional 40,000 shares as compensation for all delinquent salary and expenses owed to him by MegaWorld, Inc. Any and all remaining Shares subject to the respective Lockup Agreements shall be released for sale by the Terpe Shareholder Group two (2) years after the date of this Agreement. Each of the Terpe Shareholder Group understand and acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold unless they are registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available and that nothing herein constitutes a representation that the Shares may be eligible for an exemption, under Rule 144 of the Securities Act or otherwise, from such registration at any time.

         3. MegaWorld and ITS shall retain and Terpe, Berkowitz and Simon hereby waive and relinquish any and all claims to (i) any and all rights to the name "ITS Telephony, Inc." and any and



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all derivations thereof and names deceptively similar thereto; (ii) any and all technology developed, acquired, modified or otherwise utilized by any of the Parties in connection with the ITS Agreements; (iii) any and all patents, trademarks, trade names, trade secrets, methods of doing business, know-how and other proprietary technology or information and other intellectual or intangible property associated with the Joint Venture formed pursuant to the Joint Venture Agreement; and (iv) any and all real and personal property held by ITS.

         4. Each of the Terpe Shareholder Group together with their respective heirs, executors, administrators, officers, directors, successors and assigns and ITM and Fairway, together with their present and former officers, directors, shareholders, agents, employees, representatives, insurers and affiliates (the "Group"), voluntarily and knowingly do hereby RELEASE, DISCHARGE and ACQUIT MegaWorld and ITS together with their present and former officers, directors, shareholders, agents, employees, representatives, insurers and affiliates (the "MegaWorld Parties") from:

                  i. all cash or non-cash payments, all compensation and all reimbursements currently due or to be due in the future, whether pursuant to the ITS Agreements or any other agreement, whether written or verbal;

                  ii. all claims, demands and causes of action, known or unknown, of any kind or character, joint or several, either liquidated, unliquidated, or contingent, howsoever arising, whether founded in tort, contract or otherwise for any and all inquiries, harm, damages, penalties, costs, losses, expenses, attorneys' fees, liability and other detriments, if any, which the Group had or presently has as of the date of this Agreement; and

                  iii. all claims, demands and causes of action arising from the relationship between the Group, on the one hand, and the MegaWorld Parties, on the other hand, which the Group presently has or which may hereinafter arise against the MegaWorld Parties as a result of the acts or omissions of any person or entity prior to the date hereof, including but not limited to claims and causes of action relating to liability which may arise as a result of any determination or allegation that the business of the Parties prior to the date hereof was conducted through an association, partnership, agency or other relationship of the parties which may result in the actions of one party incurring derivative liability on another.

         5. The Group hereby relinquishes, renounces and otherwise waives any interest in or claim to and agrees that none of them, or any person, organization or entity which they control or which is under common control with them, or any of them, will conduct any business under the name of "ITS Telephony, Inc." or any name deceptively similar thereto. The Parties agree that the name "ITM Group, Inc." is not deceptively similar to the name "ITS Telephony, Inc."



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         6. In consideration of the covenants and agreements herein contained the MegaWorld Parties RELEASE, DISCHARGE and ACQUIT the Group from:

                  i. all claims, demands and causes of action, known or unknown, of any kind or character, either liquidated, unliquidated, or contingent, howsoever arising, whether founded in tort, contract or otherwise for any and all inquiries, harm, damages, penalties, costs, losses, expenses, attorneys' fees, liability and other detriments, if any, which the MegaWorld Parties had or presently have as of the date of this Agreement; and


                  ii. all claims and causes of action arising from the relationship between the MegaWorld Parties on the one hand, and the Group, on the other hand, which any of the MegaWorld Parties has or which may hereinafter arise against any of the Group as a result of the acts or omissions of any person or entity prior to the date hereof, including but not limited to claims and causes of action relating to liability which may arise as a result of any determination or allegation that the business of the parties prior to the date hereof was conducted through an association, partnership, agency or other relationship of the parties which may result in the actions of one party incurring derivative liability on another.

         7. The parties hereto covenant and agree not to disclose, or authorize their agents or attorneys to disclose, orally or in writing, to anyone any facts or opinions referring or relating to the events culminating in this Agreement, or the terms and conditions of this Agreement, except that such facts and opinions may be disclosed only to (a) the professional tax or legal advisers of the parties hereto where such disclosure is necessary to obtain tax or legal advice, (b) in response to requirements of any state or federal regulatory authority or agency or self-regulatory authority or agency operating pursuant to state or federal authority, and (c) when compelled by order of a court of the United States of America or any State thereof. Notwithstanding the above restrictions on disclosure as stated above, any party hereto may disclose upon inquiry by a third party the following:

         "A dispute arose between MegaWorld and Terpe, Berkowitz and Simon and other parties affiliated therewith regarding their business interests and objectives therein and the parties amicably settled their disputes and exchanged mutual releases;" or words of similar import.

         8. The parties hereto agree that the purpose of this Agreement is to settle disputed claims. Nothing in this Agreement shall be construed as an admission of liability of any kind; all such liability being expressly denied.

         9. The parties hereto further declare and represent that no promise, inducement or agreement not expressed herein has been made to any of them and that this Agreement contains the



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entire agreement between the parties hereto, and that the terms of this
Agreement are contractual and not mere recitals.

         10. By execution of this Agreement, the parties hereto acknowledge that each has read it, that each understands it, and that each has freely entered into it for the purposes and consideration herein expressed.

         IN WITNESS WHEREOF, the foregoing Mutual Release, Waiver and Settlement Agreement has been executed on this 27th day of November, 1999.

MEGAWORLD, INC.                             ITS TELEPHONY, INC.

 /s/ Charles D. McPhail                    /s/ Charles D. McPhail
---------------------------------          -------------------------------------
By:  Charles D. McPhail                    By: Charles D. McPhail
   ------------------------------             ----------------------------------
Its:   President                           Its:
    -----------------------------              ---------------------------------

                                           FAIRWAY BEECH CORPORATION

                                            /s/ Fred L. Simon
                                           -------------------------------------
                                           By: Fred L. Simon
                                              ----------------------------------
                                           Its: President
                                               ---------------------------------

                                           ITM GROUP, INC.

                                            /s/ Kent Terpe
                                           -------------------------------------
                                           By: Kent Terpe
                                              ----------------------------------
                                           Its: President
                                               ---------------------------------


                                            /s/ Kent Terpe
                                           -------------------------------------
                                           KENT TERPE


                                            /s/ Nathan Berkowitz
                                           -------------------------------------
                                           NATHAN BERKOWITZ


                                            /s/ Fred Simon
                                           -------------------------------------
                                           FRED SIMON

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